UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 15, 2008
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 15, 2008, at the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) of Stone Energy Corporation (“Stone”), which was held in New Orleans, Louisiana, the stockholders re-elected Robert A. Bernhard and David H. Welch to serve as directors until the 2009 Annual Meeting of Stockholders.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On May 15, 2008, at the 2008 Annual Meeting, the stockholders approved the proposed amendment to Stone’s Bylaws, as restated on February 4, 2004 (the “Bylaws”), to eliminate the classified structure of the Board of Directors of Stone (the “Board”). On May 15, 2008, the Board approved and adopted amendments to the Bylaws (the “Amendments”) principally to (1) eliminate the classified structure of the Board and (2) clarify the advance notice provisions relating to stockholder proposals for stockholder-proposed board nominations and for stockholder-proposed business generally. Generally, the Amendments, which are effective immediately, terminate the Class III classification of directors immediately, with the Class I classification of directors terminating in 2009, and the Class II classification of directors terminating in 2010. Each of the directors whose class has terminated may be elected to serve as a director on an annual basis.
     The Amendments also replace in its entirety Article II, Section 13 of the Bylaws concerning the advance notice requirements for any stockholder proposals, including without limitation any nominations of candidates for election as directors of Stone, if such matter is brought before an annual meeting or special meeting of the stockholders. Section 13, as amended, shall be the exclusive means for a stockholder to make nominations or submit other business before a meeting of Stone’s stockholders.
     Generally, the Amendments extend the advance notification periods for stockholder proposals, clarify the application of advance notice provisions to extend to all proposals and nominations for election as directors of Stone, revise and expand the scope of information that a stockholder needs to provide to Stone in connection with any proposal, and require the person making a proposal to provide Stone with a completed written questionnaire concerning the director nominee and provide certain representations to Stone. As amended, Section 13 requires that a stockholder making a proposal must be a holder of record at the time of giving the required notice and, as of the time of the meeting, be entitled to vote at the meeting, and comply with the other requirements contained in Section 13. To be timely, any nomination or any other business to be brought before the annual meeting must be in writing and delivered to Stone not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 100th day prior to the date of such meeting of, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Stone. The Amendments also include advance notice requirements regarding any proposals to be presented at any special meeting of stockholders that are similar to the advance notification provisions concerning any annual meetings of stockholders. The adjournment or postponement of an annual meeting or special meeting will not commence a new time period for the giving of a stockholder’s notice.
     As amended, Section 13 requires that a stockholder making a proposal provide Stone with certain information, including information about the proposal, the stockholder’s ownership interest in Stone (including, for example, any derivative instruments directly or indirectly owned beneficially by the stockholder), and other economic interests in Stone’s securities and the proposal, and the reason for conducting any such business at the meeting.
     Previously, the advance notice periods included in the Bylaws required a stockholder to provide prior notice not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of the stockholders.
     A complete copy of Stone’s Amended & Restated Bylaws is included in this Current Report on Form 8-K as Exhibit 3.1.
Item 8.01. Other Events.
     On May 15, 2008, at the 2008 Annual Meeting, the stockholders ratified the appointment of Ernst & Young LLP as Stone’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
     On May 15, 2008, the Board dissolved the standing executive, pricing and investment committees, respectively, named George R. Christmas as chairman of the compensation committee and named B. J. Duplantis to that committee, named Donald E. Powell to the audit and the nominating and governance committees, and named Richard A. Pattarozzi as presiding director of the non-management directors. In addition, Stone’s Board granted 1,000 restricted shares to each of its non-employee directors, which vest at December 31, 2008, and agreed that Richard A. Pattarozzi, as Non-executive Chairman of the Board, would receive $60,000 in additional annual compensation.
Item 9.01. Financial Statement and Exhibits.

Exhibit	Document

3.1	Amended & Restated Bylaws of Stone Energy Corporation dated May 15, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: May 21, 2008	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit	Document

3.1	Amended & Restated Bylaws of Stone Energy Corporation dated May 15, 2008.